ARHAUS ANNOUNCES THIRD QUARTER 2021 FINANCIAL RESULTS

Strong Revenue Growth with Both Retail and eCommerce up 69% Compared to Third Quarter 2020

BOSTON HEIGHTS, Ohio—December 9, 2021—Arhaus, Inc. (NASDAQ: ARHS; “Arhaus” or the “Company”), a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings, reported financial results for the third quarter ended September 30, 2021.

John Reed, Co-Founder and Chief Executive Officer, commented,

“We are extremely pleased with our third quarter results and underlying trends in our business. During the third quarter, we generated record quarterly revenue and continued to see very strong demand for our products. In the quarter, net revenue increased 68.7%, comparable growth was 61.3%, net and comprehensive income was up 1736.9%, adjusted EBITDA increased 215.3%, and we ended the quarter with 77 total showrooms across 28 states.

“At a time when consumers are investing in their homes and looking for more functional living spaces, our globally curated assortment of hand-crafted products made by leading artisan vendors around the world is clearly resonating with consumers. We have an incredible team of people dedicated to building the Arhaus brand, and we are making investments across the organization to scale our business and capitalize on the strong demand trends. We believe we are in a position to significantly increase our showroom footprint and drive profitable long-term growth.”

Third Quarter 2021 Results

Net revenue increased 68.7% to $203 million, compared to $121 million in the third quarter of 2020. The increase was driven primarily by increased demand in both Showroom and eCommerce channels as well as the delivery of orders in the backlog as our supply chain begins to catch up with client demand.

Comparable growth(1) in the quarter was 61.3%, compared to a decrease of 3.7% in the third quarter of 2020.

Income from operations increased 281.9% to $16 million, compared to $4 million in the third quarter of 2020, primarily driven by the increase in net revenue and associated leverage of fixed costs, partially offset by higher product and transportation costs related to the increased net revenue, higher SG&A expenses to support the growth of the business, higher commissions in our Showrooms related to strong demand, and one-time initial public offering ("IPO") expenses.

Net and comprehensive income of $14 million was a 1736.9% increase compared to $1 million in the third quarter of 2020. The increase was driven primarily by the above factors as well as decreased interest expense. Net and comprehensive income as a percent of net revenue increased 600 basis points to 7% in the third quarter of 2021, compared to 1% in the third quarter of 2020.

Adjusted EBITDA increased 215.3% to $31 million, compared to $10 million in the third quarter of 2020, driven by the factors above. Adjusted EBITDA as a percent of net revenue increased 700 basis points to 15% in the third quarter of 2021, compared to 8% in the third quarter of 2020.

Importantly, we continued to invest in our growth in the third quarter by opening a new traditional Showroom in Salem, New Hampshire and a new Design Studio in Burlingame, California. We also relocated our McLean, Virginia showroom to Tyson’s Galleria, deploying our new format. We ended the quarter with 77 total showrooms across 28 states. We also began a 230,000 square foot expansion of our distribution and corporate office facility in Ohio and plan to open another distribution facility in the western U.S. in 2022.

Balance Sheet and Cash Flow Highlights, as of September 30, 2021

Cash and cash equivalents totaled $149 million, and the Company had no long-term debt. Net merchandise inventory increased 57.9% to $171 million, compared to $108 million as of December 31, 2020.

For the nine months ended September 30, 2021, net cash provided by operating activities was $143 million, compared to $115 million for the nine months ended September 30, 2020. The increase was primarily driven by client deposits resulting from strong demand, partially offset by higher working capital driven by increased inventory to satisfy the higher demand.

For the nine months ended September 30, 2021, net cash used in investing activities was approximately $30 million, which includes landlord contributions of approximately $11 million and company-funded capital expenditures(2) of approximately $18 million. For the nine months ended September 30, 2020, net cash used in investing activities was approximately $11 million, which includes landlord contributions of approximately $10 million and company-funded capital expenditures of approximately $1 million.

Recent Events

Since the end of the third quarter, we completed our IPO. Our shares began trading under the symbol ARHS on the Nasdaq Global Select Market on November 4, 2021. IPO proceeds were used to pay the $64 million exit fee associated with the term loan that was paid off in December 2020, and the balance will provide additional working capital for general corporate purposes.

We also entered into a new $50 million revolving credit facility with Bank of America on November 8, 2021.

Outlook

The table below presents our expectation for selected fiscal full year 2021 and implied fourth quarter 2021 financial operating results.

	Full Year 2021	Implied 4Q 2021
Net revenue	$764 to $774 million	$205 to $215 million
Comparable growth	44% to 47%	20% to 25%
Net income (loss)(3)	$1 to $6 million	$(30) to $(25) million
Adjusted EBITDA	$102 to $107 million	$12 to $17 million
Other estimates:
Company-funded capital expenditures	$32 to $34 million

(1) Comparable growth is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our direct-mail catalog.
(2) Company-funded capital expenditures is defined as total capital expenditures less landlord contributions.
(3) Includes the derivative expense and several one-time costs described in the Reconciliation of Outlook Net Income (Loss) to Outlook Adjusted EBITDA table below.

Conference Call and Slides

You are invited to listen to Arhaus’ conference call to discuss the third quarter of 2021 financial results scheduled for today, December 9, 2021, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID is: 13725165. A set of slides containing summary financial information will be available from the Investor Relations section of our website at: http://ir.arhaus.com.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at https://ir.arhaus.com/ for approximately twelve months.

About Arhaus

Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With more than 75 showroom and design center locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit www.arhaus.com.

Non-GAAP Financial Measures

In addition to the results provided in accordance with GAAP, this press release and related tables include adjusted EBITDA which presents operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures are useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding GAAP measures. Please refer to the information included in this release for how we define these non-GAAP measures and for reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

Certain statements contained herein, including statements under the heading “Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.
Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs; disruption in our receiving and distribution system, including a delay in the anticipated opening of our new distribution and manufacturing center; our ability to obtain quality merchandise in sufficient quantities; risks as a result of constraints in our supply chain; a failure of our vendors to meet our quality standards; the COVID-19 pandemic and its effect on our business; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to manage and maintain the growth rate of our business; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; compliance with applicable governmental regulations; effectively managing our eCommerce business and digital marketing efforts; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Furthermore, the potential impact of the COVID-19 pandemic on our business operations and financial results and on the world economy as a whole may heighten the risks and uncertainties that affect our forward-looking statements described above. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, LLC and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)
	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$149,246	$50,739
Restricted cash equivalents	5,880	6,909
Accounts receivable, net	360	600
Merchandise inventory, net	170,555	108,022
Prepaid and other current assets	20,380	19,733
Total current assets	346,421	186,003
Property, furniture and equipment, net	137,013	117,696
Goodwill	10,961	10,961
Other noncurrent assets	885	1,284
Total assets	$495,280	$315,944

Liabilities and Members’ Deficit
Current liabilities
Accounts payable	30,383	29,113
Accrued taxes	10,102	7,910
Accrued wages	18,634	9,660
Accrued other expenses	17,412	11,317
Client deposits	260,204	154,128
Total current liabilities	336,735	212,128
Capital lease obligation	50,550	47,600
Deferred rent and lease incentives	76,534	71,213
Other long-term liabilities	51,310	21,094
Total liabilities	515,129	352,035

Commitments and contingencies

Members’ deficit
Accumulated Deficit	(22,654)	(37,761)
Additional Paid-in Capital	2,805	1,670
Total members’ deficit	(19,849)	(36,091)
Total liabilities and members’ deficit	$495,280	$315,944

Arhaus LLC and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Unaudited, amounts in thousands, except unit and per unit data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$558,690	$344,606	$203,333	$120,501
Cost of goods sold	325,710	214,817	118,522	75,289
Gross margin	232,980	129,789	84,811	45,212
Selling, general and administrative expenses	196,212	105,122	68,137	40,964
Loss on disposal of assets	466	—	452	—
Income from operations	36,302	24,667	16,222	4,248
Interest expense	4,018	9,335	1,339	2,734
Income before taxes	32,284	15,332	14,883	1,514
State and local taxes	1,704	900	500	731
Net and comprehensive income	$30,580	$14,432	$14,383	$783
Net and comprehensive income (loss) attributable to the shareholders	$30,580	$10,058	$14,383	$(686)

Net and comprehensive income (loss) per share
Basic and diluted	$0.27	$0.09	$0.13	$(0.01)
Weighted-average number of shares outstanding
Basic and diluted	112,058,742	112,058,742	112,058,742	112,058,742

Arhaus, LLC and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited, amounts in thousands)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$30,580	$14,432
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,206	12,682
Amortization of deferred financing fees, payment-in-kind interest and interest on capital lease in excess of principal paid	839	2,522
Incentive unit compensation expense	1,135	326
Derivative expense	29,905	500
Loss on disposal of assets	466	—
Amortization and write-off of lease incentives	(5,890)	(6,807)
Changes in operating assets and liabilities
Accounts receivable	240	185
Merchandise inventory	(62,533)	8,004
Prepaid and other current assets	(647)	(424)
Other noncurrent assets	—	(1,041)
Other noncurrent liabilities	335	(80)
Accounts payable	1,698	4,288
Accrued expenses	16,221	4,109
Deferred rent and lease incentives	6,958	12,645
Client deposits	106,076	63,779
Net cash provided by operating activities	142,589	115,120

Cash flows from investing activities
Purchases of property, furniture and equipment	(29,531)	(11,129)
Net cash used in investing activities	(29,531)	(11,129)

Cash flows from financing activities
Proceeds from revolving debt	—	20,500
Payments on revolving debt	—	(9,500)
Payments on long-term debt	—	(11,220)
Repurchase of incentive units	—	(100)
Principal payments under capital leases	(107)	—
Distributions to owners	(15,473)	(8,845)
Net cash used in financing activities	(15,580)	(9,165)
Net increase in cash, cash equivalents and restricted cash equivalents	97,478	94,826
Cash, cash equivalents and restricted cash equivalents
Beginning of period	57,648	18,559
End of period	$155,126	$113,385

Supplemental disclosure of cash flow information
Interest paid in cash	$3,877	$6,549
Income taxes paid in cash	$1,292	$1,079

Noncash operating activities:
Lease incentives	$4,253	$1,717
Noncash investing activities:
Purchase of property, furniture and equipment in accounts payable	$(428)	$220
Noncash financing activities:
Property, furniture and equipment additions due to build-to-suit lease transaction	$1,040	$—
Capital lease obligations	$2,591	$—
Dividends - unpaid	$—	$4,374

Arhaus, LLC and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited, amounts in thousands)
	Nine Months Ended		Three Months Ended
(In thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$30,580	$14,432	$14,383	$783
Interest expense	4,018	9,335	1,339	2,734
State and local taxes	1,704	900	500	731
Depreciation and amortization	17,206	12,682	8,297	4,244
EBITDA	53,508	37,349	24,519	8,492
Incentive unit compensation expense	1,135	326	708	76
Derivative expense(1)	29,905	500	100	167
Other expenses(2)	5,806	2,727	5,188	944
Adjusted EBITDA	$90,354	$40,902	$30,515	$9,679
___________
(1)We repaid our term loan in full on December 28, 2020. The derivative expense relates to the change in the fair value of the exit fee at the end of each reporting period.
(2)Other expenses represent costs and investments not indicative of ongoing business performance, such as third-party consulting costs, one-time project start-up costs, one-time costs related to the Reorganization and IPO, severance, signing bonuses, recruiting and project-based strategic initiatives. For the nine months ended September 30, 2021, these other expenses consisted primarily of $5.0 million of costs related to the Reorganization and IPO and $1.5 million of severance, signing bonuses and recruiting costs. For the three months ended September 30, 2021, these other expenses consisted primarily of $3.5 million of costs related to the Reorganization and IPO and $0.5 million of severance, signing bonuses and recruiting costs.

Arhaus, LLC and Subsidiaries Reconciliation of Outlook Net Income (Loss) to Outlook Adjusted EBITDA (Unaudited, amounts in thousands)
Based on Guidance Range
	Twelve Months Ended		Three Months Ended
	December 31, 2021		December 31, 2021
(In thousands)	Low	High	Low	High
Net income (loss)	$1,000	$6,000	$(30,000)	$(25,000)
Interest expense	5,000	5,000	1,200	1,200
State and local taxes	2,000	2,000	500	500
Depreciation and amortization	23,000	23,000	6,000	6,000
EBITDA	31,000	36,000	(22,300)	(17,300)
Incentive unit compensation expense	2,000	2,000	700	700
Derivative expense(1)	45,000	45,000	15,000	15,000
Other expenses(2)	24,000	24,000	18,600	18,600
Adjusted EBITDA	$102,000	$107,000	$12,000	$17,000
___________
(1)We repaid our term loan in full on December 28, 2020. The derivative expense relates to the change in the fair value of the exit fee at the end of each reporting period.
(2)Other expenses represent costs and investments not indicative of ongoing business performance, such as third-party consulting costs, one-time project start-up costs, one-time costs related to the Reorganization and IPO, severance, signing bonuses, recruiting and project-based strategic initiatives. For the twelve months ended December 31, 2021, these other expenses consist primarily of $20 million of costs related to the Reorganization and IPO and $2 million of severance, signing bonuses and recruiting costs. For the three months ended December 31, 2021, these other expenses consist primarily of $15 million of costs related to the Reorganization and IPO and $0.5 million of severance, signing bonuses and recruiting costs.

Arhaus, LLC and Subsidiaries Historical Capital Expenditures (Unaudited, amounts in thousands)
	Nine Months Ended September 30,
(In thousands)	2021	2020
Net cash used in investing activities	$29,531	$11,129
Proceeds from sale of property, furniture and equipment	—	—
Total capital expenditures	29,531	11,129
Landlord contributions	11,140	9,940
Total company funded capital expenditures	$18,391	$1,189

Contacts
Investors:
Wendy Watson
SVP, Investor Relations
(440) 439-7700 x3409
invest@arhaus.com

Media:
THE CONSULTANCY PR
arhaus@theconsultancypr.com